EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

          We consent to the incorporation by reference in this Registration Statement of Systemax, Inc. on Form S-8 of our report dated February 21, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets to conform to Financial Accounting Standards Board Statement No. 142), appearing in the Annual Report on Form 10-K of Systemax Inc. for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

New York, NY
December 29, 2003